January 18, 2007
                                                          FOR IMMEDIATE RELEASE
                                      Contact:  Angelo J. Di Lorenzo, President
                                                    and Chief Executive Officer
                                                 Brooklyn Federal Bancorp, Inc.
                                                      Telephone: (718) 855-8500

         BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES DIVIDEND, INITIATES A
                STOCK REPURCHASE PROGRAM AND GRANTS STOCK AWARDS
             AND STOCK OPTIONS UNDER THE STOCK-BASED INCENTIVE PLAN

     BROOKLYN, NY - January 18, 2007 - The Board of Directors of Brooklyn Federal Bancorp, Inc. (the "Company"), today announced that the Company has declared a quarterly cash dividend of $0.03 per share of the Company's common stock. The dividend reflects an anticipated annual cash dividend rate of $0.12 per share. The dividend will be payable to stockholders of record as of February 16, 2007, and will be paid on February 28, 2007.

     "We are extremely pleased to be able to offer our investors a dividend," said Angelo J. Di Lorenzo, President and Chief Executive Officer of the Company.

     The Company's Board of Directors also authorized the repurchase of up to $1.5 million of the Company's outstanding shares common stock. The stock repurchase program may be carried out through open market purchases, block trades, and in negotiated private transactions. The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

     Finally, the Company granted stock awards and stock options to officers, employees and directors pursuant to the Brooklyn Federal Bancorp's 2006 Stock-Based Incentive Plan. These were the initial grants under this plan since the Company's stockholders at the April 11, 2006 annual meeting of stockholders approved the plan. The vesting of the options and restricted stock awards accelerate upon a change in control, retirement, death or disability. The grants have other terms and conditions consistent with the 2006 Stock-Based Incentive Plan. A total of 415,000 options and 166,000 shares of restricted stock were granted to officers and employees of the Company. A total of 137,500 options and 55,000 shares of restricted stock were granted to non-employee directors of the Company. The Company anticipates expensing during the current quarter the entire fair value of 365,000 options and 146,000 shares of restricted stock due to the provision in the 2006 Stock-Based Incentive Plan that accelerates the vesting of options and shares of restricted stock upon termination of services following retirement age as defined in the 2006 Stock-Based Incentive Plan.

     The Company is the majority-owned subsidiary of BFS Bancorp, MHC, a federal mutual holding company, which owns 70% percent of the Company's outstanding shares. BFS Bancorp, MHC has filed a regulatory notice of its intention to waive the receipt of dividends paid on its shares of the Company. The level of the Company's dividend is based on the anticipated waiver of receipt of dividends by BFS Bancorp, MHC, and could be adjusted if regulatory non-objection to such waiver is not received.

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     Brooklyn  Federal  Bancorp,  Inc. is the parent  corporation  for  Brooklyn
Federal Savings Bank, a federally chartered savings bank headquartered in Brooklyn, New York. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank operates four full-service offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York.

     This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.